EXHIBIT 4.14

CONFIRMATION

Date:	August 23, 2006

To:	Carmel Mountain Funding Trust
15090 Avenue of Science
San Diego, California 92128
Attention: Katy Hudson
Telephone: (858) 676-2177
Facsimile No: (866) 278-5876

From:	Bank of America, N.A.
CMS Middle Office
1133 Avenue of the Americas, 40th Floor
New York, New York 10036
Attn: Ronald Jost
Telephone: (646) 216-5311
Fax: (646) 733-4090
Attn: Sudha Parthasarathy
Telephone: (646) 733-4389
Fax: (646) 733-4090

Re:	Transaction Reference Number: MVS-06-006a

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Swap Transaction entered into between Bank of America, N.A. (“Party A”) and Carmel Mountain Funding Trust (“Party B”) on the Trade Date referred to below (the “Transaction”). It constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and the provisions of this Confirmation, this Confirmation will govern.

1. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement, dated as of August 23, 2006, as amended and supplemented from time to time (the “Agreement”), between Party A and Party B. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below. Unless otherwise defined in the Agreement or in the Definitions, capitalized terms used herein have the meanings ascribed to such terms in Schedule I to the Security Agreement (as defined in the Agreement).

2. The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date:	August 23, 2006

Effective Date:	August 23, 2006

Termination Date:	August 23, 2009, subject to annual extension upon agreement of Party A and Party B.

Business Day:	Any day other than (i) Saturday and Sunday or (ii) a day on which banking institutions or foreign exchange markets in New York, New York or San Diego, California are authorized or required by law, regulation or executive order to be closed for business.

Business Day Convention:	Following.

Notional Amount:	With respect to any Payment Date, the notional amount of this Transaction will equal the product of (i) the Sharing Percentage and (ii) the sum of (x) the average of the aggregate Outstanding Purchase Price of the Mortgage Loans owned by Party B on each day during the related Calculation Period and (y) the average of any cash and Eligible Investments held by Party B in the Collateral Account at the opening of business on the first day of, and at the close of business on the last day of, the related Calculation Period.

Maximum Notional Amount:	$500,000,000.00. In no event will the Notional Amount of this Transaction exceed the Maximum Notional Amount without the prior written consent of Party A.

Aggregate Maximum Notional Amount:	The sum of the Maximum Notional Amount of this Transaction and the maximum notional amount of each other Interest Rate Swap.

Sharing Percentage:	With respect to any date, the percentage expressed as a fraction, the numerator of which is the Maximum Notional Amount of this Transaction and the denominator of which is the Program Size, as of such date. For the avoidance of doubt, the Sharing Percentage shall never be greater than one.

Calculation Period:	With respect to each Payment Date, the calendar month immediately preceding the month in which such Payment Date occurs; provided, however, solely for the purposes of calculating Issuer Funding Cost with respect to such Payment Date, “Calculation Period” shall mean the period from and including the prior Payment Date to but excluding such Payment Date, except that in each case (i) the initial Calculation Period will commence on, and include, the Effective Date and (ii) the final Calculation Period will end on, and include, the Termination Date.

Payment Dates:	The 25th day of each month (or, if any such day is not a Business Day, the next following Business Day), commencing September 25, 2006.

Interim Payment Dates:	Each Business Day on which a deposit is made into the Collateral Account in respect of proceeds from (i) the sale of a Mortgage Loan pursuant to Section 4.6(b) of the Mortgage Loan Purchase and Servicing Agreement (other than a sale, or a Mortgage Loan subject to sale, to a Seller or the Servicer pursuant to Section 2.1(b), 3.3, 6.2 or 7.1 of the Mortgage Loan Purchase and Servicing Agreement) or (ii) a Mortgage Loan that is prepaid in full (each such date, a “Loan Termination Date”; and each such Mortgage Loan which is sold (other than a sale, or a Mortgage Loan subject to sale, to a Seller or the Servicer pursuant to Section 2.1(b), 3.3, 6.2 or 7.l of the Mortgage Loan Purchase and Servicing Agreement) or prepaid in full is referred to as a “Terminated Loan”); provided, however, that if the Servicer is not aware by 3:00 p.m. Eastern time at least one Business Day in advance that a deposit into the Collateral Account in respect of a Terminated Loan is going to be made, such deposit shall be deemed to occur on the Business Day immediately following the day on which such deposit was made, and the Mortgage Loan in respect of which such deposit was made shall be deemed to be a Terminated Loan on the Business Day immediately following the day on which such deposit was made. Party B shall give Party A written notice of any Loan Termination Date at least one Business Day prior to any such Loan Termination Date.

Calculation Agent:	The Servicer. Party B shall ensure that the Calculation Agent shall perform its obligations in good faith. Party A may dispute any calculation of the Calculation Agent, and the parties shall use reasonable efforts (and act in good faith) to resolve any disputes concerning such calculations. Party B shall ensure that the Calculation Agent shall, upon the request of Party A, provide a certified statement to Party A showing in reasonable detail such calculations, specifying the source of such calculations and providing copies of all documents and information relied upon by the Calculation Agent in performing its obligations hereunder.

In addition, Party B or the Servicer shall provide to Party A, on or before the tenth Business Day of each month and no later than the tenth Business Day after a request, a report dated no earlier than one Business Day before the date such report is delivered, which shall include for each Mortgage Loan, as of the date of such report, the information listed on Exhibit A hereto, and such other information as may be agreed between Party A and Party B from time to time.

3. Party A Floating Amount:	On each Payment Date, Party A will pay Party B an amount equal to the product of the Sharing Percentage times the excess of:

(a) (i) the Issuer Funding Cost for the related Calculation Period, times (ii) the Credit Reduction Factor for such Payment Date, over (b) any amounts previously paid by Party A as a Party A Accrued Interest Amount during such Calculation Period;

provided, however that, if Party A does not receive written notice from Party B of the Party A Floating Amount by at least 12:00 p.m. Eastern time one Business Day prior to the related Payment Date, Party A shall have no obligation to pay the Party A Floating Amount until the Business Day after Party A receives written notice from Party B of the relevant Party A Floating Amount.

Party A Interim Floating Amount:	On each Interim Payment Date, Party A will pay Party B an amount equal to the product of (i) the Sharing Percentage times (ii) the sum of all positive Partial Removal Payments for all Mortgage Loans determined to be Terminated Loans on such date;

provided, however that, if Party A does not receive written notice from Party B of the Party A Interim Floating Amount by at least 12:00 p.m. Eastern time one Business Day prior to the related Interim Payment Date, Party A shall have no obligation to pay the Party A Interim Floating Amount until the Business Day after Party A receives written notice from Party B of the relevant Party A Interim Floating Amount.

Notwithstanding anything herein to the contrary, on any Business Day (other than a Payment Date, Expected Maturity, Final Maturity for any Extended Notes or date on which any Extended Notes outstanding after the Final Maturity thereof are paid in full) on which a net payment in respect of a Party A Interim Floating Amount is due and payable from Party A in an amount less than $500,000 (and such payment, plus the aggregate of all other net payments in respect of the Party A Interim Floating Amount which were due on a prior Interim Payment Date but which have not been paid due to the operation of this paragraph, are less than $500,000), Party A shall postpone such net payment until the earlier to occur of (x) the immediately succeeding Payment Date, (y) the immediately succeeding Expected Maturity or Final Maturity for any Extended Notes or date on which any Extended Notes outstanding after the Final Maturity thereof are paid in full and (z) the immediately succeeding Interim Payment Date on which a net payment in respect of the Party A Interim Floating Amount is due and the aggregate of the amount of such payment, plus the aggregate of all other net payments in respect of the Party A Interim Floating Amount which were due on a prior Interim Payment Date but which have not been paid due to the operation of this paragraph, is equal to or greater than $500,000. On any Business Day on which a payment in respect of the Party A Interim Floating Amount is required to be made pursuant to the immediately preceding sentence, all amounts in respect of the Party A Interim Floating Amount which theretofore have not been paid due to the operation of this paragraph shall be paid to Party B.

Party A Accrued Interest Amount:	On any Business Day (other than a Payment Date) on which any Extended Notes are paid in full, Party A will pay Party B an amount equal to the product of the Sharing Percentage times the amount of unpaid Extended Note Monthly Interest accrued from and including the later of (x) the immediately preceding Payment Date and (y) the Expected Maturity of such Extended Notes to but excluding such date; provided, however, that on each Party A Accrued Interest Payment Date with respect to which Delinquent Loans or Defaulted Loans existed during the related Calculation Period, the Party A Accrued Interest Payment shall be multiplied by the Credit Reduction Factor for such Party A Accrued Interest Payment Date;

provided, however that, if Party A does not receive written notice from Party B of the amount of the Party A Accrued Interest Amount by 12:00 p.m. New York City time one Business Day prior to the related date of payment of the Party A Accrued Interest Amount, Party A shall have no obligation to pay the Party A Accrued Interest Amount until the Business Day after Party A receives written notice from Party B of such Party A Accrued Interest Amount.

Notwithstanding anything herein to the contrary, on any Business Day (other than a Payment Date, Expected Maturity or Final Maturity (as defined in the Security Agreement)) on which a net payment in respect of a Party A Accrued Interest Amount is due and payable from Party A in an amount less than $500,000, Party A shall postpone such net payment until the earlier to occur of (x) the immediately succeeding Payment Date, (y) the immediately succeeding Expected Maturity or Final Maturity and

(z) the immediately succeeding Business Day on which aggregate net payments in respect of Party A Accrued Interest Amounts are due and payable from Party A in an amount equal to or greater than $500,000.

4.Party B First Floating Amount:	On each Payment Date, Party B will pay Party A an amount equal to the product of (i) the Sharing Percentage and:

(ii) (A) minus (B), where (A) equals the sum of (a) the interest collected in respect of the Mortgage Loans with respect to the related Calculation Period, including Monthly Servicer Advances (other than amounts to be held in the Collection Account for the benefit of a Mortgage Loan Buyer pursuant to Section 4.6(b) of the Mortgage Loan Purchase and Servicing Agreement), (b) amounts on deposit in the Reserve Fund (including reinvestment income on such amounts received during the related Calculation Period) to the extent that the amount on deposit in the Reserve Fund exceeds the Required Reserve Fund Amount, (c) amounts on deposit in the Market Value Reserve Account (including reinvestment income on such amounts received during the related Calculation Period) to the extent that the amount on deposit in the Market Value Reserve Account exceeds the Market Value Requirement and (d) the reinvestment income received during the related Calculation Period on amounts on deposit in the Collateral Account, and where (B) equals the sum of (a) Allocated Expenses payable on such Payment Date and (b) the Holdback Amount for such Payment Date.

Party B Second Floating Amount:	On each Payment Date, Party B will pay to Party A an amount equal to the product of (i) the Sharing Percentage and (ii) any amount payable to the Swap Counterparties on such Payment Date pursuant to Sections 5.02, 6.03(b)(xi) and (xiii), 6.05(g), 6.06 and clause Tenth of Section 7.02(b) of the Security Agreement.

Party B Interim Floating Amount:	On each Interim Payment Date, Party B will pay Party A an amount equal to the product of (i) the Sharing Percentage and (ii) the sum of the absolute value of all negative Partial Removal Payments for all Mortgage Loans determined to be Terminated Loans on such date.

Notwithstanding anything herein to the contrary, on any Business Day (other than a Payment Date, Expected Maturity, Final Maturity for any Extended Notes or date on which any Extended Notes outstanding after the respective Final Maturity thereof are paid in full) on which a net payment in respect of a Party B Interim Floating Amount is due and payable from Party B in an amount less than $500,000 (and such payment, plus the aggregate of any other net payments in respect of the Party B Interim Floating Amount which were due on a prior Interim Payment Date but which have not been paid due to the operation of this paragraph, is less than $500,000), Party B shall postpone such net payment until the earliest to occur of (x) the immediately succeeding Payment Date, (y) the immediately succeeding Expected Maturity or Final Maturity or date on which any Extended Notes are paid in full and (z) the immediately succeeding Interim Payment Date on which a net payment in respect of the Party B Interim Floating Amount is due and the aggregate of the amount of such payment, plus the aggregate of any other net payments in respect of the Party B Interim Floating Amount which were due on a prior Interim Payment Date but which have not been paid due to the operation of this paragraph, are equal to or greater than $500,000. On any date on which a payment in respect of the Party B Interim Floating Amount is required to be made pursuant to the immediately preceding sentence, all amounts in respect of the Party B Interim Floating Amount which theretofore have not been paid due to the operation of this paragraph shall be paid to Party A.

Party B Additional Amounts:	On any Business Day on which Party B receives any Failed Securitization Interest Amount with respect to a Mortgage Loan, Party B will pay Party A an amount equal to the product of (i) the Sharing Percentage and (ii) such Failed Securitization Interest Amount.

Notwithstanding anything herein to the contrary, on any Business Day (other than a Payment Date, Expected Maturity, Final Maturity for Extended Notes or date on which any Extended Notes are paid in full) on which a net payment in respect of a Party B Additional Amount is due and payable from Party B in an amount less than $500,000 (and such payment, plus the aggregate of any other net payments in respect of Party B Additional Amounts which were due on a prior Business Day but which have not been paid due to the operation of this paragraph, are less than $500,000) Party B shall postpone such net payment until the earliest to occur of (x) the immediately succeeding Payment Date, (y) the immediately succeeding Expected Maturity or Final Maturity or date on which any Extended Notes are paid in full and (z) the immediately succeeding Business Day on which a net payment in respect of Party B Additional Amounts is due and the aggregate of the amount of such payment, plus the aggregate of any other net payments in respect of Party B Additional Amounts which were due on a prior Business Day but which have not been paid due to the operation of this paragraph, are equal to or greater than $500,000. On any date on which a payment in respect of Party B Additional Amounts is required to be made pursuant to the immediately preceding sentence, all amounts in respect of Party B Additional Amounts which theretofore have not been paid due to the operation of this paragraph shall be paid to Party A.

5. Definitions:	“Credit-Adjusted Price” means, with respect to a Terminated Loan that is a Delinquent Loan or a Defaulted Loan, the hypothetical sales proceeds in cash, as determined in good faith by the Calculation Agent, that would be received in connection with the sale of a Reference Mortgage Loan to a Qualified Purchaser on the date such Delinquent Loan or Defaulted Loan, as the case may be, becomes a Terminated Loan.

“Credit Reduction Factor” means as of any Payment Date or Party A Accrued Interest Payment Date, the

lesser of (A) one and (B) a fraction equal to (i) the average aggregate Outstanding Purchase Price of the Mortgage Loans owned by Party B on each day during the related Calculation Period exclusive of Defaulted Loans and Delinquent Loans (other than Defaulted Loans pursuant to clause (i) of the definition thereof and Delinquent Loans, in either case, for which the Servicer is currently making Monthly Servicer Advances) (prior to giving effect to payments and allocations on such date) divided by (ii) the sum of (x) the aggregate outstanding principal amount of the Senior Notes (except with respect to all non-interest bearing Secured Liquidity Notes outstanding as of the end of the related Calculation Period, which shall equal an amount equal to the issue price of such Secured Liquidity Notes) and (y) the aggregate Principal Amount of the Subordinated Notes outstanding as of the related Calculation Period and the Principal Amount Charge-Offs (to the extent not reinstated) as of the related Calculation Period.

“Failed Securitization Interest Amount” means the amounts released from the Collection Account in accordance with Section 4.6(g) of the Mortgage Loan Purchase and Servicing Agreement, representing interest amounts previously paid on Mortgage Loans identified for sale to any Mortgage Loan Buyer, which sale has been abandoned by Party B.

“Holdback Amount” means, (A) with respect to any Payment Date, an amount equal to the lesser of (i) the Excess Spread for such Payment Date and (ii) the sum of (x) the amount as is required to cause the Market Value Reserve Available Amount to equal the Market Value Requirement and (y) the amount as is required to cause the Reserve Fund Available Amount of the Reserve Fund to equal the Required Reserve Fund Amount and (B) with respect to any Interim Payment Date, an amount equal to the sum of (x) the amount as is required to cause the Market Value Reserve Available Amount to equal the Market Value Requirement and (y) the amount that is required to cause the Reserve Fund Available Amount of the Reserve Fund to equal the Required Reserve Fund Amount.

“Issuer Funding Cost” means, with respect to any Calculation Period, an amount equal to the sum (without duplication) of

(i) with respect to a Calculation Period in which occurred the Expected Maturities of interest-bearing Secured Liquidity Notes, the accrued but unpaid Interest Component from and including the respective Issuance Dates to but excluding the respective Expected Maturities of such Secured Liquidity Notes (for the avoidance of doubt including without limitation any such accrued interest paid with the proceeds of the Capitalized Interest Component of additional Classes of Secured Liquidity Notes),

(ii) with respect to a Calculation Period in which occurred the Expected Maturity of non-interest bearing Secured Liquidity Notes, the Interest Component from and including the respective Issuance Dates to but excluding the respective Expected Maturity, in respect of such Secured Liquidity Notes (for the avoidance of doubt including without limitation any such Interest Component paid with the proceeds of the Capitalized Interest Component of additional Classes of Secured Liquidity Notes and any Interest Component with respect to any such Secured Liquidity Notes),

(iii) with respect to any Calculation Period immediately preceding a Payment Date for Extended Notes including a Final Maturity or other maturity date for the Extended Notes (if other than a Payment Date), the amount of accrued and unpaid Extended Note Monthly Interest, payable in respect of the Extended Notes, on such Payment Date, Final Maturity or other maturity date, and

(iv) with respect to any Calculation Period immediately preceding a Payment Date for Term Notes or Subordinated Notes including a Final Maturity or other maturity date for the Term Notes or Subordinated Notes (if other than a Payment Date), the amount of accrued and unpaid interest payable in respect of such Term Notes or Subordinated Notes on such following Payment Date.

“Partial Removal Payment” means an amount, which may be positive or negative, calculated with respect to each Terminated Loan (I) which is sold by Party B or securitized equal to the difference between (i) the Outstanding Purchase Price of such Terminated Loan and (ii) the sum of (A) (x) if such Terminated Loan is not a Delinquent or Defaulted Loan, the sales proceeds of such Terminated Loan (which sales proceeds in the case of a bundled whole loan sale or a securitization shall equal the sales proceeds for the related bundle of loans or securitization) or (y) if the Terminated Loan is a Delinquent Loan or a Defaulted Loan, the Credit Adjusted Price of such Terminated Loan and (B) the amount, if any, withdrawn from the Market Value Reserve Account for such Terminated Loan pursuant to Section 6.05(c) of the Security Agreement or (II) which results from a prepayment in full of such Mortgage Loan equal to (i) the Outstanding Purchase Price of such Terminated Loan less (ii) the principal payments and Prepayment Charges that were deposited in the Collateral Account on or prior to such date. To the extent that the Partial Termination Payment is a positive number, Party A shall pay such amount to Party B and to the extent that it is a negative number, Party B shall pay to Party A an amount equal to the absolute value thereof.

“Qualified Purchaser” means a regular purchaser in the market for subprime mortgage loans and home equity loans.

“Reference Mortgage Loan” means a hypothetical subprime mortgage loan or home equity loan, as applicable, used by the Calculation Agent for the purposes of determining the Credit-Adjusted Price with respect to a Terminated Loan that is a Delinquent Loan or a Defaulted Loan which is otherwise substantially similar to such Delinquent Loan or Defaulted Loan in all respects, including interest rate, principal balance, cash flows, lien position and all other payment characteristics,except that such loan is not a Delinquent Loan or Defaulted Loan, as the case may be.

6. Payment Instructions:	Party A

Bank of America, New York
ABA 026009593
Account #6550-619389
F/O Bank of America, Charlotte-Collateral

Party B

Deutsche Bank Trust Company Americas
ABA 021001033
Acct: 01419647
Name: TSS
Ref: Accredited Coll Account
Attn: Lisa Karlsen

7. No Recourse. It is expressly understood and agreed by the parties hereto that (a) this Confirmation is executed and delivered by U.S. Bank Trust National Association, not individually or personally but solely as Owner Trustee of Party B, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of Party B is made and intended not as personal representations, undertakings and agreements by U.S. Bank Trust National Association but is made and intended for the purpose of binding only Party B, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank Trust National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto and (d) under no circumstances shall U.S. Bank Trust National Association be personally liable for the payment of any indebtedness or expenses of Party B or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Party B under this Confirmation or any other related documents.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by execution and delivery of this Confirmation.

Yours sincerely,

BANK OF AMERICA, N.A.

By:	/s/ LAURA J. OBBARD
Name:	Laura J. Obbard
Title:	Vice President

Confirmed as of the date above:

CARMEL MOUNTAIN FUNDING TRUST

By:	U.S. Bank Trust National Association, not in its individual capacity but solely as Owner Trustee on behalf of Party B

By:	/s/ PATRICIA M. CHILD
Name:	Patricia M. Child
Title:	Vice President

Exhibit A to Confirmation

Party B Report

(i)	Party B’s loan number;

(ii)	the Mortgagor’s name;

(iii)	the address of the Mortgaged Property;

(iv)	the current interest rate;

(v)	the original loan balance;

(vi)	the current loan balance as of the last day of the immediately preceding month;

(vii)	the Outstanding Purchase Price;

(viii)	the interest paid-to-date and the next payment date;

(ix)	the appraised value of the Mortgaged Property at the time the Mortgage Loan was originated;

(x)	whether the interest rate is fixed or adjustable (and if adjustable, the “ARM” code, which includes the index, margin and caps);

(xi)	the lien position of the Mortgage Loan on the Mortgaged Property (and if a second lien, the outstanding principal balance of the first lien at the time the Mortgage Loan was originated and the monthly payment and maturity of the first lien loan);

(xii)	the occupancy status of the Mortgaged Property (including whether owner occupied);

(xiii)	whether the Mortgage Loan is a Balloon Mortgage Loan;

(xiv)	the first payment date;

(xv)	the maturity date;

(xvi)	the principal and interest payment;

(xvii)	the property type of the Mortgaged Property;

(xviii)	the applicable loan grade and the Mortgagor’s FICO Score (where available in the Mortgage File);

(xix)	the Mortgage Note date;

Exhibit A-1

(xx)	the prepayment penalty and prepayment penalty type;

(xxi)	the delinquency status;

(xxii)	IO Term;

(xxiii)	Loan Purpose;

(xxiv)	Documentation Type;

(xxv)	ARM Code;

(xxvi)	Minimum Rate (If ARM Code doesn’t include it); and

(xxvii)	Maximum Rate (If ARM Code doesn’t include it).

Exhibit A-2